EXHIBIT 10.3.1

AMENDMENT NUMBER ONE

to

LETTER OF INTENT (“LOI”)

DATED AUGUST 24, 2006

by and between

FAGEN, INC. (“FAGEN”)

and

ILLINI BIO-ENERGY, LLC (“OWNER”)

This Amendment Number One is entered into this 14th day of February, 2007, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Illini Bio-Energy, LLC, an Illinois Limited Liability Company (“Owner”).

Anything to the contrary contained in the LOI between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in the LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Amendment Number One shall prevail.

The parties hereto agree as follows:

1.                                       In paragraph 1(a) of the LOI, the parenthetical shall be deleted (“steam driven dryer system, RTO, and package boilers”) so that it is amended and replaced as follows:

(a)                                  Fagen agrees to provide Owner with those services as described in this Letter of Intent which are necessary for Owner to develop a detailed description of a one hundred (100) million gallons per year (“MGY”) natural gas-fired dry grind ethanol production facility located in central Illinois (the “Plant”) and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for the Plant. The description of the Plant will be sufficiently detailed to permit an analysis of the Owner’s lump-sum cost to develop the Plant and to develop an economic pro forma sufficient to determine if the Plant can be financed.

2.                                       Paragraph 2(a) of the LOI shall be deleted in its entirety because coal will not be used as an alternative steam energy source. Therefore, Paragraph 2 shall be amended and replaced as follows.

2.                                       Contract Price. Owner shall pay Fagen One Hundred Thirteen Million Four Hundred Sixteen Thousand Five Hundred Seventy-six Dollars ($113,416,576.00) (the “Contract Price”) as full consideration to Fagen for full and complete performance of the services described in the Design-Build Agreement and all costs incurred in connection therewith.

(a)                                  The Contract Price shall not include any costs related to union labor or prevailing wage requirements. If any action by Owner, a change in Applicable Law, or a

Governmental Authority (as those terms are defined in the Design-Build Agreement) acting pursuant to a change in Applicable Law, shall require Fagen to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Such adjustment shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the Design-Build Agreement, as applicable, and receive compensation pursuant to Paragraph 4(c) hereof or the terms of the Design-Build Agreement, whichever is applicable.

(b)                                 If the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which a Notice to Proceed is given to Fagen is greater than 7695.40 (April 2006), the Contract Price shall be adjusted to reflect such increase.

The other provisions of the LOI shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One on the date set forth above.

FAGEN, INC.		ILLINI BIO-ENERGY, LLC

By	/s/ Ron Fagen	By	/s/ Ernest D. Moody

Title	CEO & Pres	Title	Chairman

Feb 15, 2007